Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Prudential Investment Portfolios 2:

We consent to the use of our report, dated March 16, 2018, with respect to the financial statements and financial highlights of Prudential Core Short-Term Bond Fund, Prudential Core Ultra Short Bond Fund, and Prudential Institutional Money Market Fund, each a series of Prudential Investment Portfolios 2, as of January 31, 2018, and for the respective years or periods presented therein, each incorporated by reference herein. We also consent to the references to our firm under the headings “Other Service Providers – Independent Registered Public Accounting Firm” and “Financial Statements” in the statements of additional information.

New York, New York

March 28, 2018